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                                                                    EXHIBIT 10.7

                                PROJECT AGREEMENT

This Project Agreement ("Agreement") is made on this 18th day of November, 1999 by and between The Compass Group dba Stern Marketing Group, a California corporation ("SMG") with its principal place of business at 819 Bancroft Way, Berkeley, California 94710, and Futurus Financial Services, Inc. ("Client") with its principal place of business at 1580 Warsaw Road, Roswell, GA, 90076. In consideration of the mutual promises set forth herein, Client and SMG agree as follows:

PROJECT NAME:  LOGO DEVELOPMENT, BRANCH DESIGN CONSULTATION AND INTRODUCTORY
               COLLATERAL

PROJECT DESCRIPTION

1. SMG agrees to create, design, deliver, and produce in accordance with the following specifications:

    Project Description     Design and develop Client's logo; provide design and
                            consultation on branch design; create and develop introductory collateral as a sales-tool for bank officers

    Deliverables


LOGO DESIGN

Direct the design of Client's logo consistent with Client's target market, business objectives and brand strategy. SMG will:

/X/      Prepare creative brief to serve as the foundation for logo design.

/X/ Design, develop and present up to three (3) alternative black and white logo concept directions, including design of the visual graphic (icon) and/or typography of brand name.

/X/ Refine one (1) selected black and white logo design based on Client approval of one concept direction.

/X/ Create and present three (3) alternative color comprehensives of approval black and white logo design for Client review and selection.

/X/ Produce mechanical artwork of approved color logo design for production.


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DESIGN CONSULTATION

Provide review and consultation services to support client's development of its flagship store. SMG will:

/X/ Review architect's preliminary drawings and make design commendations based upon Client's business objectives, its target market and the culture of the community.

/X/ Provide second and third round review and recommendations to help Client's architect prepare for plan submission to the city for approval.

/X/ Propose retail merchandising enhancement concepts for inclusion into the developing flagship branch.

SALES SUPPORT COLLATERAL

Provide sales support marketing services to help build awareness, interest and revenue. SMG will:

/X/ Develop and recommend a sales tool concept direction targeted to business owners and business decision makers.

/X/      Develop concept based upon Client feedback and approval.

/X/ Direct copywriting and graphic development of sales tool as appropriate. Present to Client for final approval.

/X/      Manage production of final approved design. Manage delivery to Client.

PROJECT FEE

2. As and for the total Project Fee, Client agrees to pay to SMG for the usage rights granted herein, the sum of $50,000 . Not included is the cost of travel outside the San Francisco Bay Area, deliveries, and any applicable federal, state, and/or local taxes. Deliveries and any travel expenses outside the San Francisco Bay Area will be billed at cost, with each progress billing.

Fees exclude cost of design, production, production mechanicals or materials, prototypes, models, copies of presentation boards and/or materials, fixtures, furniture, signage, display materials, packaging, original photography, original illustration, logo design, copywriting photography or illustration usage fees and/or buyout fees. Such additional costs will be billed with each progress billing.

For retail design consultation services, it is Client's responsibility to direct architect to review all design recommendations to meet any federal, state, and/or local codes, building and/or developer requirements. Tellerline operations and back office space design is responsibility of architect. Costs of any actual design drawings, construction,


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construction supervision, fixtures, furnishings and /or production, models or prototypes are outside the scope of this project and are not included. Fees are for retail design consultation services and do not include land surveyors, engineering, landscaping, or other consultants.

Original concept presentation boards remain the property of SMG. Copies will be made available for Client's use as requested and billed to Client at cost. Client agrees to allow photography and/or videotape to be taken at SMG's expense. Photography, videotapes and/or samples relating to project may used by SMG for promotional purposes.

3. The sum of $20,000 or 40 % of the Project Fee is due from Client to SMG on November 18, 1999. The balance of the Project Fee, plus any additional costs, is due and payable as follows:

    $ 20,000 or 40% of the Project Fee Due upon delivery of final logo design

    $ 10,000 or 20% of the Project Fee Due upon delivery of collateral concept

It is anticipated that the project, with the exception of project reviews and approval meetings, will be completed with much of the work being done via telephone, conference call, facsimile, email, regular mail, and, as required, overnight courier service.

4. Alterations or changes represent work performed or to be performed by SMG in addition to the original project description stated in paragraph 1. Any such alterations or changes shall be confirmed in writing by SMG, except that SMG's invoices to Client may include, and Client shall be obligated to pay, additional fees or expenses verbally authorized by Client to process work promptly. Client shall offer SMG the first opportunity to make any such alterations or changes.

5. Client knows and understands that SMG will contract for certain project support services, and in so doing, SMG has relied on the promises of Client as set forth herein.

6. If Client terminates or cancels the project without cause, Client shall immediately reimburse SMG for any and all project expenses as of the date of termination or cancellation, and for the full Project Fee due as of the date of termination or cancellation.

ESTIMATED PROJECT COMPLETION

7. SMG estimates that the following phases shall be completed at the following estimated times:

      Deliverable                   Estimated Completion Date
      Logo Design                   January 30, 2000
      Store Design Consultation     March 15, 2000
      Collateral Design             March 15, 2000


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Completion dates are estimated by SMG and predicated in part on timely receipt of all information and materials to be supplied by Client. If work is postponed at the request of Client, SMG will provide to Client new estimated completion dates within ten (10) working days of the resumption of the postponed work. Every attempt will be made by SMG to meet the estimated completion dates, but unforeseen or unavoidable delays not caused by SMG shall not constitute a breach of this Agreement. A progress payment in the amount of one-half (1/2) of the next scheduled Project Fee shall be made by Client for each such delay not caused by SMG, which exceed forty-five (45) days.

TERMS AND CONDITIONS

8. Conditioned on Client's payment of the applicable portion of the Project Fee, Client shall have the following rights in and to the creations, designs and production materials of SMG:

      For Use As                   Futurus Bank
      For The Territory            Unlimited
      For The Time Period          Unlimited

If Client wishes to make any additional usage of SMG's creations, designs, and production materials, Client agrees to first seek written permission from SMG and to make such payments to SMG as are agreed to between Client and SMG at that time. If Client and SMG are unable to agree on such payments, there shall be no additional usage.

9. SMG shall receive a credit, acknowledgment or indication of attribution with usage, as appropriate.

10. Any and all liabilities which occur during or as a result of the execution of the project which are not the result of gross negligence by SMG shall be the responsibility of Client. Client also agrees to indemnify and hold harmless SMG against any and all claims, costs and expenses, including attorney's fees, due to matter included in the project at the request of Client for which no copyright permission or privacy release was requested or obtained, or for usage which exceeds the uses allowed by any such permission or release.

11. Client and SMG, respectively, warrant that any signature to this Agreement on their behalf is competent and authorized to execute this Agreement on their behalf and on behalf of Client's and SMG's respective agents, employees, and associates.

12. With the sole exception of the Mutual Nondisclosure Agreement dated NOVEMBER 18TH, 1999 which is incorporated by this reference, this Agreement contains the entire agreement between the parties hereto. This Agreement may be modified, if at all, only in writing executed by both parties, which refers expressly to this Agreement. The waiver of a term or condition of this Agreement shall not constitute or be interpreted as


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a future waiver of any such term or condition. Except as expressly contained in the Mutual Nondisclosure Agreement and this Agreement, each party hereby covenants, warrants and acknowledges to the other party that it in no way relied on any other inducement, promise, representation or inference made by any other party.

13. This Agreement and all matters pertaining to the validity, construction, enforcement, interpretation or effect of this Agreement shall be governed by and construed under the laws of the State of California.

14. If any party to this Agreement institutes a lawsuit against any other party to this Agreement to enforce or interpret any term of this Agreement, the prevailing party in the dispute or lawsuit shall be entitled to collect its reasonable attorneys' fees, costs and expenses as part of any dispositive decision, order or judgment.

15. Because of the unique nature of the services to be rendered, this Agreement, and any duties or obligations hereunder, shall not be assignable by Client or SMG without the prior written consent of the other. Subject to this provision regarding assignment, this Agreement shall be binding on the legal representatives, successors, and assigns of Client.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

For Futurus Financial Services, Inc.     The Compass Group
                                         dba Stern Marketing Group

By  /s/ William M. Butler                By /s/ Charlene Y. Stern
   ----------------------------            -------------------------------
Name (print): William M. Butler          Charlene Y. Stern
Title: President                         President/Chief Executive Officer

Date:  November 30, 1999                 Date:  November 30, 1999